January 23, 2008
To the Addressees Listed on
Schedule A Attached Hereto

Re:	Ford Credit Auto Owner Trust 2008-A Asset Backed Notes
Ladies and Gentlemen:
          You have requested our opinion as to certain U.S. federal income tax consequences in connection with the issuance of the Class A-1 Asset Backed Notes (the “Class A-1 Notes”), the Class A-2 Floating Rate Asset Backed Notes (the “Class A-2 Notes”), the Class A-3a Asset Backed Notes (the “Class A-3a Notes”), the Class A-3b Floating Rate Asset Backed Notes (the “Class A-3b Notes” and, together with the Class A-3a Notes, the “Class A-3 Notes”), the Class A-4 Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Class A Notes”), the Class B Asset Backed Notes (the “Class B Notes”), the Class C Asset Backed Notes (the “Class C Notes”), and the Class D Asset Backed Notes (the “Class D Notes,” and, together with the Class A Notes, the Class B Notes and the Class C Notes, the “Notes”) by Ford Credit Auto Owner Trust 2008-A (the “Trust”) pursuant to the terms of the Indenture dated as of the Cutoff Date (the “Indenture”) between the Trust and The Bank of New York as indenture trustee (the “Indenture Trustee”). The Trust will be governed by the Second Amended and Restated Trust Agreement dated as of the Cutoff Date (the “Trust Agreement”) between Ford Credit Auto Receivables Two LLC (the “Depositor”) and U.S. Bank Trust National Association as owner trustee (the “Owner Trustee”). The Class A-1 Notes will be sold to Goldman, Sachs & Co., Greenwich Capital Markets, Inc., and J.P. Morgan Securities Inc. as initial purchasers of the Class A-1 Notes pursuant to the Class A-1 Note Purchase Agreement dated January 15, 2008. The Class A-2 Notes, the Class A-3 Notes, and the Class A-4 Notes will be sold to the underwriters (the “Underwriters”) pursuant to the Underwriting Agreement dated January 15, 2008 (the “Underwriting Agreement”) among the Depositor and Goldman, Sachs & Co., Greenwich Capital Markets, Inc., and J.P. Morgan Securities Inc. (the “Representatives”), on behalf of themselves and as representatives of the several Underwriters.
          The rights of the holders of the Class A Notes (the “Class A Noteholders”) will be senior to the rights of the holders of the Class B Notes (the “Class B Noteholders”), the Class C Notes (the “Class C Noteholders”), and the Class D Notes (the “Class D Noteholders” and,

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

together with the Class A Noteholders, the Class B Noteholders, and the Class C Noteholders, the “Noteholders”). Similarly, the rights of the Class B Noteholders will be senior to the rights of the Class C Noteholders and the Class D Noteholders, and the rights of the Class C Noteholders will be senior to the rights of the Class D Noteholders. On each Payment Date, the holder of the Residual Interest will be entitled to receive any funds remaining on deposit in the Collection Account after (i) the Total Required Payment has been made, (ii) the Reserve Account’s balance has been restored, if necessary, to the Specified Reserve Balance, and (iii) the Regular Principal Payment has been deposited into the Principal Payment Account. The holder of the Residual Interest will at all times hold the right to receive all such excess amounts.1
          Capitalized terms used but not otherwise defined in this opinion have the meaning specified in the “Usage and Definitions” attached as Appendix A to the Sale and Servicing Agreement dated as of the Cutoff Date (the “Sale and Servicing Agreement”) among Ford Motor Credit Company LLC (“Ford Credit”), the Depositor and the Trust.
     You have asked us for our opinion as to the U.S. federal income tax characterization of the Notes as debt to the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than Ford Credit, and as to whether the Trust will be classified, for U.S. federal income tax purposes, as an association (or publicly traded partnership) taxable as a corporation. In rendering our opinion, we have examined and relied upon (i) the registration statement on Form S-3 (Registration No. 333-143316) filed with the Commission under the Securities Act of 1933, as amended, on May 29, 2007, as amended by Amendment No. 1, filed with the Commission on June 13, 2007 and effective June 14, 2007 (such registration statement, together with any information included in the Prospectus referred to below, being hereinafter referred to as the “Registration Statement”); (ii) the prospectus supplement dated January 15, 2008 and the prospectus dated January 13, 2008 included therein (the “Prospectus”); (iii) the offering memorandum dated January 15, 2008, prepared for purposes of offering the Class A-1 Notes, which offering memorandum includes and incorporates the Prospectus as a part thereof (the “Class A-1 Note Offering Memorandum”); (iv) the Indenture, (v) the Trust Agreement, (vi) the Sale and Servicing Agreement, (vii) the Administration Agreement dated as of the Cutoff Date (the “Administration Agreement”) among the Trust, Ford Credit and the Indenture Trustee, (viii) the ISDA Master Agreement and the Schedule (the “ISDA Master”) and (a) the Confirmation thereto relating to the Class A-2 Notes (together with the ISDA Master, the “Class A-2 Interest Rate Swap”) and (b) the Confirmation thereto relating to the Class A-3b Notes (together with the ISDA Master, the “Class A-3b Interest Rate Swap” and, together with the Class A-2 Interest Rate Swap, the “Interest Rate Swaps”), each dated as of January 23, 2008, between the Issuer and The Royal Bank of Scotland plc, as swap counterparty, and (ix) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, and we have assumed

[1]	Subject to compliance with the Basic Documents, the Depositor, however, may exchange all or a portion of the Residual Interest for additional securities issued by the Trust pursuant to one or more supplemental indentures to the Indenture or amendments to the Trust Agreement. Any such exchange would require an Opinion of Counsel that such exchange would not, among other things, (A) cause any Note to be deemed sold or exchanged for purposes of Section 1001 of the Code, (B) cause the Issuer to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, or (C) adversely affect the treatment of the Notes as debt for U.S. federal income tax purposes.

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

that the parties to such documents will comply with the terms thereof, that such documents are not amended and that such documents are enforceable in accordance with their respective terms. In connection therewith, we note that you will receive an opinion of even date herewith from this firm regarding enforceability against Ford Credit, the Depositor and the Trust.
          In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion letter which we did not independently establish or verify, we have relied upon the statements, representations, and certifications of officers and other representatives of Ford Credit, the Depositor, the Representatives and others, including certain calculations performed by Ford Credit and the results thereof stated in an Officer’s Certificate of Ford Credit. Furthermore, in interpreting and complying with the documents in the future, the Depositor, the holder of the Residual Interest and the Owner Trustee are entitled to rely on the written advice or opinions of their counsel. We have assumed, for purposes of this opinion, that all such written advice or opinions of counsel are, or will be, correct and complete. In addition, we have reviewed and relied upon the forms of the documents set forth in (i) through (vi) above and each other document included as an exhibit to the Registration Statement, and have assumed that each such document will be executed in that form without material change. In addition, our opinion is premised on the accuracy of the facts set forth in the Prospectus and the facts set forth in the representations referred to in the Prospectus.
          In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative rulings, judicial decisions, Treasury Regulations, and such other authorities as we have deemed appropriate. The statutory provisions, Treasury Regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service (the “Service”).
I. U.S. Federal Income Tax Characterization of the Notes.
          Whether the Notes are debt or equity interests in the Trust Property is determined both by the terms of the Notes and by whether the “substantial incidents of ownership” of the Trust Property have been transferred to the Noteholders. See Watts Copy Systems, Inc. v. Commissioner, 67 TCM 2480, 2483 (1994); Coulter Electronics, Inc. v. Commissioner, 59 TCM 350 (1990), aff’d, 943 F.2d 1318 (11th Cir. 1991); United Surgical Steel Co. v. Commissioner, 54 T.C. 1215 (1970), acq., 1971-2 C.B. 3; Town & Country Food Co. v. Commissioner, 51 T.C.

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

1049 (1969), acq., 1969-2 C.B. xxv; GCM 39567 (June 10, 1986); and GCM 39584 (December 3, 1986). Thus, the most important considerations are: (i) whether the Noteholders bear the burdens of ownership of the Trust Property, (ii) whether the Noteholders have any of the benefits of ownership of the Trust Property, and (iii) whether the terms of the Notes have features which are more characteristic of debt than of equity. As discussed below, the Class A Noteholders, and the Class B Noteholders and the Class C Noteholders in their capacity as Noteholders (i.e., excluding Ford Credit, the Depositor, and any other person not treated as separate from Ford Credit for U.S. federal income tax purposes because of its interest in the Trust separate and apart from its interest as a Noteholder), do not obtain, and the Class D Noteholders in their capacity as Noteholders (i.e., excluding Ford Credit, the Depositor, and any other person not treated as separate from Ford Credit for U.S. federal income tax purposes because of its interest in the Trust separate and apart from its interest as a Noteholder) should not be viewed as obtaining, the benefits and burdens of ownership of the Trust Property.
a.	The Benefits and Burdens of the Trust Property are Retained by the Holder of the Residual Interest.
          Burdens of Ownership. The principal burden of ownership of the Trust Property is the risk of loss arising from shortfalls in the payments on the Receivables. As described below, the transaction pursuant to which the Notes are issued has been structured so that the risk of loss is borne by the holder of the Residual Interest (which is initially the Depositor, a limited liability company wholly owned by Ford Credit).
          The transaction is structured to make principal payments on the Notes in a greater amount than the monthly decline in the Pool Balance to reach a targeted level of overcollateralization. A component of the targeted overcollateralization, the Yield Supplement Overcollateralization Amount (the “Yield Supplement Overcollateralization Amount” or “YSOA”), is designed to achieve a desired level of excess spread, taking into account Receivables having below-market interest rates.2 To the extent that the YSOA is needed to pay interest on the Notes, the overcollateralization that it represents will not be available to cover losses and other shortfalls in the amounts available to pay the Notes. Ford Credit has advised us, however, that in this transaction (i) under the pricing prepayment assumption for the Receivables, and (ii) assuming that prepayments occur reasonably evenly among high coupon and low coupon Receivables, only a very small portion of the YSOA is expected to be used to pay interest (but not

[2]	The “Yield Supplement Overcollateralization Amount” is the sum for each Receivable for each Collection Period of the excess, if any, of the present value of the payments on such Receivable for each future Collection Period discounted at the APR of the Receivable over the present value of such payments discounted at a fixed rate, assuming that future payments on the Receivables are made without any delays, defaults or prepayments.

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

principal) on the Notes; furthermore, even in a scenario in which net losses were three times greater than expected, the portion of the YSOA expected to be used to pay interest remains small, and no portion of the YSOA is expected to be used to pay principal on the Class A Notes, the Class B Notes or the Class C Notes. Accordingly, it is reasonable to view a significant portion of the YSOA as credit enhancement.
          The principal amount of the Class A Notes represents 95% of the initial Adjusted Pool Balance;3 the principal amount of the Class B Notes represents 3% of the initial Adjusted Pool Balance; the principal amount of the Class C Notes represents 2% of the initial Adjusted Pool Balance; and the principal amount of the Class D Notes represents 2% of the initial Adjusted Pool Balance. The Class A Notes will be paid in full before any principal is paid on the Class B Notes, the Class C Notes and the Class D Notes. The Class A Notes are overcollateralized initially by 5% of the Adjusted Pool Balance. The Class B Notes will be paid in full before any principal is paid on the Class C Notes and the Class D Notes. The Class B Notes are overcollateralized initially by 2% of the Adjusted Pool Balance. The Class C Notes will be paid in full before any principal is paid on the Class D Notes. The aggregate principal amount of the Class A Notes, the Class B Notes and the Class C Notes initially equals the Adjusted Pool Balance; the Class C Notes initially are supported by the Class D Notes and the portion of the YSOA which is available for credit support. In addition, the Notes will have the benefit, on each payment date, of the “spread,” as is further discussed below. Finally, the Notes will also be supported by the Reserve Account, which may be drawn upon to make required payments of principal and interest to Noteholders, and which initially will be 0.50% of the Initial Pool Balance. Thus, initially, there is meaningful credit enhancement supporting the Class A Notes, the Class B Notes, and the Class C Notes, in addition, in each case, to any YSOA which may be available for credit support of the Class A Notes, the Class B Notes and the Class C Notes.
          Furthermore, on each Payment Date, any shortfalls in amounts available to make required payments of principal and interest to Noteholders will first be absorbed by the portion of the monthly payments from the Receivables which are attributable to the “spread” between the income from the Receivables (less certain Trust and servicing expenses) and the aggregate interest payable on the Notes (the “Spread”).4 Any amounts remaining in the Collection Account

[3]	The “Adjusted Pool Balance” as of any date is equal to the Pool Balance less the Yield Supplement Overcollateralization Amount as of such date.

[4]	For clarity, “Spread,” as used herein, refers only to such amount calculated without regard to the YSOA. The YSOA, to the extent not needed to pay the coupon on the Notes, also provides “Spread,” but to simplify this opinion while avoiding double counting, the YSOA is treated only as providing principal overcollateralization equal to its principal amount.

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

after giving effect to the payment of the Total Required Payment and deposit of an amount to the Reserve Account to the extent necessary to replenish the Reserve Account to the Specified Reserve Balance are paid as principal on the Notes on each Payment Date to the extent of the Regular Principal Payment.5
          The effect of the Regular Principal Payment is to pay down principal on the Notes more rapidly than principal is paid to the Trust on the Receivables until the targeted overcollateralization is reached. Based on the calculations by Ford Credit (using reasonable estimates of cumulative net losses), (i) the overcollateralization supporting the Class A Notes (i.e., the excess of the Adjusted Pool Balance over the outstanding amount of the Class A Notes) at the end of one year will have increased substantially and at the end of two years again will have increased substantially, (ii) the overcollateralization supporting the Class B Notes (i.e., the excess of the Adjusted Pool Balance over the outstanding amount of the Class A Notes and the Class B Notes) at the end of each of one year and two years will have also increased substantially, and (iii) the overcollateralization supporting the Class C Notes (i.e., the excess of the Adjusted Pool Balance over the outstanding amount of the Class A Notes, the Class B Notes and the Class C Notes) at the end of each of one year and two years will have also increased substantially. In addition, although the Class D Notes are not initially supported by overcollateralization, they are supported by any portion of the YSOA available for credit support.
          Based on the amounts of credit support and overcollateralization described above, the Class A-1 Notes will be given a rating in the highest short-term rating category, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes will be given a rating in the highest long-term rating category, the Class B Notes will be given a rating of at least “A” and the Class C Notes will be given a rating of at least “BBB” or their respective equivalents from at least two nationally recognized rating agencies. These investment grade ratings indicate a very high likelihood that all interest and principal will be timely paid with respect to the Class A Notes and the Class B Notes and that the Class A Noteholders and the Class B Noteholders do not bear any significant risk of loss associated with ownership of the Trust Property. We also note that, although the risk of loss with respect to the Class C Notes is obviously greater than the risk associated with the Class B Notes and the Class A Notes, the investment grade rating on the Class C Notes indicates a strong likelihood that all interest and principal will be timely paid with respect to the Class C Notes, and that the Class C Noteholders do not bear any significant risk of loss associated with ownership of the Trust Property. We understand that according to Ford

[5]	Amounts otherwise distributable to the holder of the Residual Interest will be applied generally to establish and maintain a “cushion” (including the Reserve Account) of (i) the greater of 1.00% of the current Pool Balance and 0.50% of the Initial Pool Balance, and (ii) the YSOA.

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

Credit’s projections, (assuming a steady loss rate) the Class C Notes will receive all payments due to them unless the rate of net losses is many times greater than Ford Credit’s current projections or historic experience.
          Based on the amounts of credit support and overcollateralization described above, the Class D Notes will be given a rating of at least “BB” or the equivalent thereof from two nationally recognized rating agencies. Although “BB” is a non-investment grade rating, none of Ford Credit’s asset backed securities, including its issued “BB” tranches, has ever experienced any loss or event of default. In addition, all tranches issued and rated “BB” in 2003 and 2004 have been upgraded by at least one of the Rating Agencies to at least BBB- as of the date of this opinion, and all within no more than 2.5 years of their issuance, as disclosed on Standard and Poor’s website, www.ratingsdirect.com. In the case of the Class D Notes, the performance of Ford Credit’s past securitizations suggests with a high degree of certainty that interest and principal will be repaid in full. This historical information is therefore also consistent with Ford Credit’s own projections showing that, under what Ford Credit believes to be the reasonably expected future cumulative net losses and prepayments, interest and principal on the Class D Notes will be paid in full, and, in fact, this will be the result unless the rate of net losses is many times greater than Ford Credit’s current projections or historic experience. Furthermore, as has been long noted in the U.S. federal income tax law, the expectation of repayment need not be “unqualified” in order for a note to be treated as “debt” for federal income tax purposes. See, e.g., Santa Anita Consolidated, Inc., 50 T.C. 536, 532 (1968) (guaranteed debt treated as debt of legal obligor despite default by obligor and ultimate satisfaction of lender by payment by the guarantor); see also Richard M. Drachman, 23 T.C. 558, 562 (1954) (“For the advance to be a loan, it is not necessary that there be an unqualified expectation of repayment.”); Earle v. W. J. Jones & Son, 200 F. 2d 846, 851 (C.A. 9, 1952). Accordingly, although the risk of loss with respect to the Class D Notes is greater than the risk associated with the Class C Notes, the Class B Notes, and the Class A Notes, as described above, there is a reasonable and sufficient expectation that the Class D Notes will receive all payments due to them.
          Benefits of Ownership. The primary benefits of ownership of the Trust Property are the payments due from Obligors with respect to the Receivables. If market interest rates for comparable receivables decrease in relation to the yield on the Receivables, the Receivables will increase in value. The Indenture provides that the rate of return to the Noteholders is, for each of the Classes of the Notes, a fixed rate or LIBOR plus a fixed spread, in each case set at the time of the pricing of the Notes, and that the holder of the Residual Interest receives any residual amounts not required to be paid as Trust fees, expenses and indemnities or payments on the Notes. Thus, the economic return to a Noteholder is the result not of any change in the value of the Receivables, but rather reflects the stated rate of interest payable on a debt instrument.

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

          As described above, the holder of the Residual Interest retains an ownership interest in the Trust Property, in addition to any Notes it retains, in the form of the Spread – i.e., the right to receive, on a periodic basis, amounts not used to make payments of Trust expenses or payments on the Notes. The net present value of the Spread is expected to be substantial under all reasonably expected scenarios.6
          Default Rights. In the event that the Trust defaults in the payment of any interest on the Controlling Class of Notes and such default is not remedied within five days, or the Trust defaults in the payment the principal of any Note at its Final Scheduled Payment Date or, if applicable, Redemption Date, an Event of Default will occur and either the Indenture Trustee, or the holders of Notes representing not less than a majority of the outstanding amount of the Controlling Class of the Notes, may declare all of the Notes, including interest accrued and unpaid, to be immediately due and payable. Upon such a declaration, the Indenture Trustee could sell the Trust Property and the proceeds therefrom would be applied to pay the Noteholders to the extent of the outstanding principal amount and any accrued and unpaid interest, before making any payments to the holder of the Residual Interest.
     b. Other Factors.
          A number of other factors support the conclusion that the Notes (to the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than Ford Credit) would be considered, in substance, debt as of the Closing Date. The Notes are denominated as indebtedness and the Depositor and the Noteholders, by their purchase of the Notes, will agree to treat the Notes for federal, state and local income and franchise tax purposes as indebtedness of the Trust.7 The terms of the Receivables differ materially from the terms of the Notes with regard to their respective interest rates and with respect to their respective weighted average lives. For U.S. federal income tax purposes, the Trust will effectively retain control and possession of the Receivables. The Servicer will receive a servicing fee from the Trust, payable from collections on each Payment Date, and is responsible for servicing, collection and administration of the Receivables and will bear all costs and expenses incurred in connection with

[6]	A substantial portion of the Receivables bears rates of interest below the sum of the highest Note interest rate and the Servicing Fee (“Subvened Receivables”). Accordingly, a portion of the Spread (which includes payments in respect of Receivables already reflected in the calculation of the YSOA) that would otherwise contribute to the “cushion” supporting the Notes will be reallocated to provide for interest payments with respect to the Notes that could not otherwise be made because of shortfalls in Trust cash flow caused by the Subvened Receivables. The YSOA itself, however, as discussed above, also provides a “cushion” to support the Notes.

[7]	In addition, in the event of a transfer of all or a portion of the Residual Interest, any subsequent transferee of any holder of the Residual Interest will also be bound pursuant to the Trust Agreement.

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

such activities except to the extent permitted under the Sale and Servicing Agreement to net certain expenses from collections remitted to the Trust. The foregoing additional factors support the conclusion that the transaction described in the Prospectus with respect to the Notes constitutes an issuance of debt. Moreover, the substance of the transaction is consistent with the characterization of the Notes as debt.
          Based on and subject to the foregoing, although there are no authorities involving closely comparable situations, in our opinion the Class A Notes, the Class B Notes, and the Class C Notes, to the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than Ford Credit, will be treated as indebtedness for U.S. federal income tax purposes, and the Class D Notes, to the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than Ford Credit, should be treated as indebtedness for U.S. federal income tax purposes.
II. U.S. Federal Income Tax Characterization of the Trust.
          “Eligible entities” (i.e., entities not explicitly classified as corporations under Treas. Reg. § 301.7701-2(b)) with at least two members are, by default, treated as partnerships for U.S. federal income tax purposes, and those with only a single member, will be disregarded entities. Treas. Reg. § 301.7701-3(b). Therefore, because the Trust is not included in the list of corporate entities described in Treas. Reg. § 301.7701-2(b), it will be treated as a partnership for U.S. federal income tax purposes under Treas. Reg. § 301.7701-3(b), if it (i) is not a trust for U.S. federal income tax purposes and (ii) is treated as having multiple owners (which would occur if any entity, in addition to the holder of the Residual Interest, were considered to have an equity interest in the Trust).8 Because the Depositor will initially be the sole holder of the Residual Interest, the Trust will initially be treated as a disregarded entity (i.e., as not being an entity separate from the Depositor).
          If, contrary to the above expectation, the Trust initially were not to be a disregarded entity, or if, at a later time, the Depositor were no longer the sole holder of the Residual Interest, the Trust would nevertheless not be taxable as a corporation unless it were so treated under Section 7704.9 Section 7704 provides that, subject to certain exceptions, a partnership the interests in which are (i) traded on an established securities market or (ii) readily

[8]	The Trust, which is a statutory trust formed under the laws of the State of Delaware pursuant to the Trust Agreement, may not be treated as a trust for U.S. federal income tax purposes because it may not be “simply an arrangement to protect or conserve [the Trust Property] for beneficiaries.” Treas. Reg. § 301.7701-4(b).

[9]	Unless otherwise indicated, all “Section” references herein are to the Code.

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

tradable on a secondary market (or the substantial equivalent thereof) will be treated as corporations for U.S. federal income tax purposes. Section 7704(c), however, excepts certain publicly traded partnerships (“PTPs”) from treatment as corporations for U.S. federal income tax purposes if they have sufficient essentially passive income. Specifically, Section 7704(c) provides that a PTP shall not be treated as a corporation for U.S. federal income tax purposes if 90 percent or more of its gross income consists of “qualifying income.” Qualifying income is defined by Section 7704(d) to include interest and any gain from the sale or disposition of a capital asset. The Trust’s sole source of income will be interest paid on the Receivables and amounts payable under any interest rate swap.
          We note that Section 7704(d)(2) disqualifies from the category of otherwise “qualifying income” interest that is derived in the conduct of a “financial or insurance business.” In our view, because the Indenture Trustee, the Owner Trustee and the Servicer cannot acquire additional assets and cannot manage the assets of the Trust in any ordinary sense, and in particular, cannot sell the Receivables other than charged off Receivables (except in the event of an Event of Default or dissolution of the Trust) and ineligible Receivables or servicer impaired Receivables or servicer modified Receivables repurchased by Ford Credit or the Depositor, the Trust should not be found to be carrying on a financial business. However, the Service has not provided guidance as to what constitutes a financial or insurance business and, consequently, our conclusion is based on our interpretation of the statutory language of Section 7704 and not on authorities construing the statute. Based on the foregoing, we believe that, because the Trust should not be found to be engaged in a financial business, the interest received on the Receivables and amounts payable to the Trust under the Interest Rate Swaps will constitute qualifying income.
          As a result, the Trust would qualify for the Section 7704(c) exception to the PTP rules and would not be taxable as a corporation thereunder, assuming that it otherwise would not be a disregarded entity for U.S. federal income tax purposes. In such a case, in our opinion, the Trust would not be classified as an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.
III. U.S. Federal Income Tax Matters in the Registration Statement, Prospectus and Class A-1 Note Offering Memorandum
     Based upon the foregoing and in reliance thereon, we hereby confirm that, although the discussions set forth in the Registration Statement, the Prospectus and the Class A-1 Note Offering Memorandum under the headings “Summary—Tax Status” and “Tax Matters—Federal Income Tax Matters” do not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Class A Notes, subject to the agreements, qualifications and Trust’s determinations referred to therein, such discussion constitutes, in all material respects, a fair and accurate summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Class A Notes under current U.S. federal income tax law.
* * *

To the Addresses Listed on
Schedule A Attached Hereto
January 23, 2008

          Except as set forth above, we express no other opinion. This opinion is furnished to you in connection with the transaction described herein and is not to be relied upon for any other purpose or by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Schedule A
Goldman, Sachs & Co.
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
On behalf of themselves and as representatives of the several Underwriters and as Class A-1 Note Purchasers
c/o Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830
Ford Motor Credit Company LLC
c/o Ford Motor Company, World Headquarters
One American Road
Suite 1034
Dearborn, Michigan 48126
Ford Credit Auto Receivables Two LLC
c/o Ford Credit SPE Management Office
One American Road, Suite 322-E1
Dearborn, Michigan 48126
Ford Credit Auto Owner Trust 2008-A
c/o U.S. Bank Trust National Association, as Owner Trustee
300 Delaware Avenue
Ninth Floor
Wilmington, Delaware 19801
The Bank of New York, as Indenture Trustee
101 Barclay Street, Floor 4 West
New York, New York 10286
U.S. Bank Trust National Association, as Owner Trustee
300 Delaware Avenue
Ninth Floor
Wilmington, Delaware 19801
The Royal Bank of Scotland plc
c/o Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830
Standard & Poor’s Ratings Services, Inc.
55 Water Street
New York, New York 10041
Moody’s Investors Service, Inc.
7 World Trade Center at 250 Greenwich Street
New York, New York 10007
Fitch, Inc.
One State Street Plaza
New York, New York 10004